PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
Alombardi@pdi-inc.com	Mcarey@RxIR.com
www.pdi-inc.com

PDI Announces Renewal of Engagement
For 7th Consecutive Season

PARSIPPANY, N.J., August 25, 2011 – PDI, Inc. (Nasdaq: PDII), a leading provider of integrated promotional and commercialization services to health care companies, today announced that its seasonal sales services agreement with a Top 10 pharmaceutical company has been renewed for an additional season. The pharmaceutical company will continue to utilize PDI's Shared Sales team beginning in September 2011 through March 2012 to reach pediatric and primary care physicians. This initiative is expected to generate approximately $11 million in revenue for PDI during the Fall 2011 through Spring 2012 promotional season, $6 million of which will be realized in 2011.

"Renewal of this engagement over seven consecutive seasons demonstrates PDI’s ability to consistently provide best-in-class solutions that deliver meaningful results for our customers,” said Nancy Lurker, PDI's CEO. “We are pleased that our clients continue to recognize the value and strategic flexibility that outsourcing with PDI can provide.”

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2010, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.